Exhibit 99.1

Second Quarter 2017

CH2M reports second-quarter 2017 results

•      Gross revenue flat at $1.28 billion

•      Organizational realignment contributes to 13 percent reduction in SG&A costs

•      Operating income of $73 million compared to Q2 2016 loss of $14 million

•      Net income from continuing operations for the quarter of $47 million

•      Contracted revenue from new wins double year over year

•      Strong backlog of $8.84 billion

DENVER, Colo.: Aug. 8, 2017 — CH2M today reported results for the second quarter ended June 30, 2017.

At $1.28 billion, gross revenue was essentially flat compared to the second quarter of 2016 reflecting increased consulting revenue offset by lower revenue resulting from the slow recovery of oil and gas industry spending.

CH2M continued to benefit from its realignment to a client-centric operating model, which helped reduce selling, general and administrative (SG&A) costs in the second quarter of 2017 by $30 million, or 13 percent, compared with 2016.

Operating income was $73 million compared with the prior year’s loss of $14 million, which included a $60 million charge on a fixed-price, design-build tollway project in Texas.  On a non-GAAP basis, excluding the $60 million charge, operating income would have been $46 million in the second quarter of 2016 compared with $73 million in the current quarter, reflecting year-over-year improvement of $27 million, or 59 percent. With no additional charges on that project and strong performance across the business in the second quarter of 2017, net income from continuing operations increased to $47 million.

“With our new wins increasing significantly and solid performance from our businesses, this quarter is evidence of our momentum. We have exciting opportunities with our key clients across all our sectors, demonstrating the effectiveness of our strategic transformation.

— CH2M Chairman and CEO Jacqueline Hinman

The firm also generated $47 million in cash from operating activities from continuing operations during the six months ended June 30, 2017 versus $1 million for the six months ended a year ago primarily due to the increased earnings in 2017.

Revenue backlog was strong at $8.84 billion at the end of the second quarter of 2017 as CH2M continued to realize substantial growth in contracted new wins.  Gross margin backlog also increased in the quarter as contracted gross margin from new wins increased 43 percent from a year ago.

Second quarter wins included a large nuclear deactivation and remediation contract with the U.S. Department of Energy Paducah site and a new partnership for water services with the City of North Miami Beach, Florida.  The company also benefitted from wins in the industrial and advanced technologies business.

Business segments and operating results

National Governments

The National Governments sector second quarter gross revenue was essentially flat at $481 million as compared to the prior year, reflecting increased revenue on a domestic federal consulting project related to nuclear remediation offset by lower volumes on a large Canadian nuclear project in a consolidated joint venture and the winding down of a large environmental and nuclear consulting project in the United Kingdom. The National Governments sector increased operating income to $15 million driven by reduced SG&A costs realized in the organizational realignment. If the impacts of the deconsolidation of the Canadian nuclear project subsequent to the end of the quarter as discussed below were applied to our results, non-GAAP 2017 National Governments second quarter gross revenue as compared to the prior year would have increased 5% and operating income would have increased $11 million.

Private

Private sector gross revenue fell 8 percent to $303 million during the second quarter as compared to the prior year, primarily because of the winding down of a large oil and gas construction project in Alaska and reduced volume within the sector’s oil, gas and chemicals business as several large consulting projects in the Middle East and the United States either completed or slowed down. The slow recovery in oil and gas industry spending was partially offset by increased volume within the electronics space in the industrial and advanced technology business. In light of lower volumes, the Private sector’s operating income declined to $10 million.

State and Local Governments

Gross revenue for the State and Local Governments sector as compared to the prior year increased 5 percent to $500 million, reflecting growth in consulting in the United States and Canada, which was partially offset by a weaker British Pound and its effects on U.K. transportation consulting work. The sector’s operating income increased to $48 million, reflecting the increased volume, lower SG&A costs and no additional charges for the legacy fixed-price tollway project in the second quarter of 2017.

Subsequent events

Subsequent to the end of the quarter, we expect to deconsolidate a joint venture through which we are executing a large Canadian nuclear project because we determined we were no longer the primary beneficiary of the joint venture due to the acquisition by one joint venture partner of another.  Excluding this joint venture, revenue backlog would have been $6.64 billion at the end of the second quarter of 2017 and $6.45 billion at the end of the second quarter of 2016, or an increase of 3%.

On August 2, 2017, Jacobs Engineering Group Inc. (Jacobs) and CH2M announced that it entered into a definitive agreement under which Jacobs will acquire all of the outstanding shares of CH2M in a cash and stock transaction with an enterprise value of approximately $3.27 billion, including approximately $416 million of CH2M net debt.  See CH2M’s related Current Report on Form 8-K filed August 2, 2017 for more information.

Selected financial data providing comparative second-quarter and year-to-date results follow.

Consolidated Income Statements

CH2M and subsidiaries, unaudited
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2017	June 24, 2016	June 30, 2017	June 24, 2016
Gross revenue	$1,284,859	$1,290,965	$2,525,292	$2,577,975
Equity in earnings of joint ventures and affiliated companies	15,378	8,717	22,739	17,770
Operating expenses:
Direct cost of services	(1,022,267)	(1,078,582)	(2,050,954)	(2,103,575)
Selling, general and administrative	(205,342)	(235,151)	(394,998)	(465,199)
Operating income (loss)	72,628	(14,051)	102,079	26,971
Other income (expense):
Interest income	108	110	208	170
Interest expense	(9,837)	(2,879)	(16,410)	(6,146)
Income (loss) from continuing operations before provision for income taxes	62,899	(16,820)	85,877	20,995
(Provision) benefit for income taxes from continuing operations	(15,739)	11,162	(20,951)	(2,808)
Net income (loss) from continuing operations	47,160	(5,658)	64,926	18,187
Net loss from discontinued operations	(531)	(148,532)	(141)	(148,653)
Net income (loss)	46,629	(154,190)	64,785	(130,466)
Less: income attributable to noncontrolling interests from continuing operations	(4,336)	(4,348)	(8,593)	(4,819)
Less: loss attributable to noncontrolling interests from discontinued operations	—	96,496	60	97,822
Net income (loss) attributable to CH2M	$42,293	$(62,042)	$56,252	$(37,463)
Net income (loss) from continuing operations attributable to CH2M per common share:
Basic	$1.24	$(0.41)	$1.55	$0.60
Diluted	$1.24	$(0.41)	$1.55	$0.60
Weighted average number of common shares:
Basic	24,663,914	25,993,448	24,809,814	26,064,581
Diluted	24,666,714	25,993,448	24,814,363	26,064,581

Business Segment Financial Review

CH2M and subsidiaries, unaudited
(Dollars in thousands)

	Three Months Ended
	June 30, 2017		June 24, 2016
($ in thousands)	Gross Revenue	Operating Income	Gross Revenue	Operating Income (Loss)

National Governments	$481,484	$14,903	$482,186	$7,011
Private	302,923	10,150	330,441	12,883
State & Local Governments	500,452	47,575	478,338	(33,945)
Total	$1,284,859	$72,628	$1,290,965	$(14,051)

	Six Months Ended
	June 30, 2017		June 24, 2016
($ in thousands)	Gross Revenue	Operating Income	Gross Revenue	Operating Income (Loss)

National Governments	$957,163	$25,569	$928,909	$7,774
Private	592,203	19,420	678,539	27,380
State & Local Governments	975,926	57,090	970,527	(8,183)
Total	$2,525,292	$102,079	$2,577,975	$26,971

Selected Balance Sheet Items

CH2M and subsidiaries, unaudited
(Dollars in thousands)

	June 30, 2017	December 30, 2016
Cash and cash equivalents	$112,400	$121,365
Total current assets	1,397,383	1,389,897
Total assets	2,676,302	2,670,462
Total short-term debt	2,231	2,242
Total current liabilities	1,069,201	1,315,361
Long-term debt	520,234	495,632
Total liabilities	2,064,214	2,224,924
Stockholders’ equity	$612,088	$445,538

Selected Statement of Cash Flow Items

CH2M and subsidiaries, unaudited
(Dollars in thousands)

	Six Months Ended
	June 30, 2017	June 24, 2016
Net income (loss)	$64,785	$(130,466)
Net cash provided by (used in) operating activities	33,015	(112,445)
Net cash used in investing activities	(28,834)	(88,151)
Net cash (used in) provided by financing activities	(19,009)	159,939
Effect of deconsolidation of a joint venture partnership on cash	(13,011)	—
Effect of exchange rate changes on cash	9,210	1,019
Decrease in cash and cash equivalents	(18,629)	(39,638)
Cash and cash equivalents, beginning of period	131,029	197,021
Cash and cash equivalents, end of period	$112,400	$157,383

Note: Net cash provided by operating activities from continuing operations was $47,230 compared to $1,247 for the six months ended June 30, 2017 and June 24, 2016, respectively.

CH2M HILL Companies, Ltd. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

To supplement our consolidated financial statements, which are presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of gross revenue, operating income (loss), net income (loss) from continuing operations, and net income (loss) from continuing operations per diluted common share adjusted to exclude or deduct certain costs, charges or expenses. CH2M management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. CH2M management also believes these non-GAAP financial measures enhance the ability of investors to analyze CH2M’s business trends and to understand CH2M’s performance. Any analysis of non-GAAP financial measures should be used only in conjunction with, and not as a substitute to, results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

Consolidated Operations

	Three Months Ended June 30, 2017
(In millions, except per share amounts)	As Reported	Adjustment (A)	Non-GAAP

Gross revenue	$1,285	$(167)	$1,118
Operating income	$73	$—	$73
Net income from continuing operations	$47	$—	$47
Net income from continuing operations per diluted common share	$1.24	$—	$1.24

(A) Adjustments relate to revenue related to the subsequent event to deconsolidate a joint venture through which we are executing a large Canadian nuclear project of $155 million and revenue related to our fixed price tollway project of $12 million.

	Three Months Ended June 24, 2016
(In millions, except per share amounts)	As Reported	Adjustment (A)	Non-GAAP

Gross revenue	$1,291	$(165)	$1,126
Operating (loss) income	$(14)	$57	$43
Net (loss) income from continuing operations	$(6)	$37	$31
Net (loss) income from continuing operations per diluted common share	$(0.41)	$1.17	$0.76

(A) Adjustments relate to 1) revenue and operating income related to the subsequent event to deconsolidate a joint venture through which we are executing a large Canadian nuclear project of $171 million and $3 million, respectively (no effect on net income from continuing operations or net income from continuing operations per diluted common share) and 2) revenue, operating loss and net loss related to our fixed price tollway project of ($6 million), ($60 million) and ($37 million) (or ($1.17) per diluted share), respectively.

	Six Months Ended June 30, 2017
(In millions, except per share amounts)	As Reported	Adjustment (A)	Non-GAAP

Gross revenue	$2,525	$(340)	$2,185
Operating income	$102	$37	$139
Net income from continuing operations	$65	$23	$88
Net income per diluted common share	$1.55	$0.77	$2.32

(A) Adjustments relate to 1) revenue related to the subsequent event to deconsolidate a joint venture through which we are executing a large Canadian nuclear project of $324 million and 2) revenue, operating loss and net loss from continuing operations related to our fixed price tollway project of $16 million, ($24 million) and ($15 million) (or ($0.50) per diluted share), and (3) operating loss and net loss from continuing operations related to our 2016 restructuring plan of ($13 million) and ($8 million) (or ($0.27) per diluted share), respectively.

CH2M HILL Companies, Ltd. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure (continued)

Consolidated Operations (continued)

	Six Months Ended June 24, 2016
(In millions, except per share amounts)	As Reported	Adjustment (A)	Non-GAAP

Gross revenue	$2,578	$(326)	$2,252
Operating income	$27	$57	$84
Net income from continuing operations	$18	$37	$55
Net income from continuing operations per diluted common share	$0.60	$0.87	$1.47

(A) Adjustments relate to 1) revenue and operating income related to the subsequent event to deconsolidate a joint venture through which we are executing a large Canadian nuclear project of $314 million and $3 million, respectively (no effect on net income from continuing operations or net income from continuing operations per diluted common share) and 2) revenue, operating loss and net loss from continuing operations related to our fixed price tollway project of $12 million, ($60 million) and ($37 million) (or ($0.87) per diluted share), respectively.

National Governments

	Three Months Ended June 30, 2017
(In millions)	As Reported	Adjustment (A)	Non-GAAP

Gross revenue	$481	$(155)	$326
Operating income	$15	$—	$15

(A) Adjustments relate to deconsolidation of Canadian nuclear joint venture project subsequent to June 30, 2017.

	Three Months Ended June 24, 2016
(In millions)	As Reported	Adjustment (A)	Non-GAAP

Gross revenue	$482	$(171)	$311
Operating income	$7	$(3)	$4

(A) Adjustments relate to deconsolidation of Canadian nuclear joint venture project subsequent to June 30, 2017.

	Six Months Ended June 30, 2017
(In millions)	As Reported	Adjustment (A)	Non-GAAP

Gross revenue	$957	$(324)	$633
Operating income	$26	$—	$26

(A) Adjustments relate to deconsolidation of Canadian nuclear joint venture project subsequent to June 30, 2017.

	Six Months Ended June 24, 2016
(In millions)	As Reported	Adjustment (A)	Non-GAAP

Gross revenue	$929	$(314)	$615
Operating income	$8	$(3)	$5

(A) Adjustments relate to deconsolidation of Canadian nuclear joint venture project subsequent to June 30, 2017.

CH2M HILL Companies, Ltd. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure (continued)

Backlog (as calculated based on the Company’s definition as disclosed in its Annual Report on Form 10-K for the year ended December, 31, 2016)

(In billions)	June 30, 2017	Adjustment (A)	As Adjusted

Gross revenue backlog	$8.84	$(2.20)	$6.64

(A) Adjustment relates to deconsolidation of Canadian nuclear joint venture project subsequent to June 30, 2017.

(In billions)	June 24, 2016	Adjustment (A)	As Adjusted

Gross revenue backlog	$9.34	$(2.89)	$6.45

(A) Adjustment relates to deconsolidation of Canadian nuclear joint venture project subsequent to June 30, 2017.

Notes:

Due to the subsequent event discussed above related to the deconsolidation of a joint venture through which we are executing a large Canadian nuclear project, we have reflected consolidated and National Governments segment gross revenue and operating income as well as gross revenue backlog as if the deconsolidation had already occurred to better compare our ongoing performance once the deconsolidation takes place in the third quarter of 2017.

Additionally, adjustments for consolidated gross revenue, operating income and after-tax income from continuing operations related to our fixed-price tollway project are included in the Reconciliation of Non-GAAP Financial Measures to enhance the ability of investors to better understand our ongoing performance.

Costs for the 2016 Restructuring Plan are associated with our activities to more fully align global operations with the company’s client-centric go-to-market strategy, including a simplified organization structure and streamlined delivery model to achieve higher levels of profitable growth and primarily related to employee severance and termination benefits and lease termination fees.

Conference Call

As announced on the company’s investor website, CH2M will host the Second Quarter 2017 Stockholder Call on August 10, 2017, from 8:30 a.m. until 9:30 a.m. U.S. Mountain Daylight Time, providing an update on firm performance. Details can be found at ir.ch2m.com.

About CH2M

CH2M leads the professional services industry delivering sustainable solutions benefiting societal, environmental and economic outcomes with the development of infrastructure and industry. In this way, CH2Mers make a positive difference providing consulting, design, engineering and management services for clients needing world-class solutions in water; environment and nuclear; transportation; energy and industrial markets, from iconic infrastructure to global programs like the Olympic Games. Ranked among the World’s Most Ethical Companies and top firms in environmental consulting and program management, CH2M in 2016 became the first professional services firm honored with the World Environment Center Gold Medal Award for efforts advancing sustainable development. Connect with CH2M at www.ch2m.com; LinkedIn; Twitter; and Facebook.

Forward-looking Statements

This communication contains “forward-looking statements,” as that term is defined in U.S. Federal and certain foreign securities regulations, including information related to our anticipated future operational and financial results, the amount and timing of charges and expenditures related to our restructuring activities, as well as the anticipated savings and operating efficiencies; business strategies; client market segment concerns; growth opportunities; statements regarding the proposed transaction with Jacobs and any other statements that are other than statements of historical fact. Although CH2M’s management believes that its expectations are based on reasonable assumptions, these assumptions are subject to a wide range of economic, business, regulatory, technical, legal, and other unforeseen risks which may cause actual results to differ materially from those stated or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, among others, failure of our stockholders to approve the proposed transaction with Jacobs, the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies with Jacobs, the ability to retain key employees, and other economic, business, competitive, and/or regulatory factors affecting the businesses of CH2M and Jacobs generally, our ability to manage the costs associated with our fixed-price contracts, our ability to maintain the liquidity necessary for our operations, difficulties or delays incurred in the execution of our contracts, difficulties or delays incurred in the implementation of our restructuring activities and changes in the level of activity in the hydrocarbon industry.  We undertake no duty to update any forward-looking statements made herein.  All forward-looking statements speak only as of the date of this earning release.

This communication should be read in conjunction with all the other information included in our filings with the U.S. Securities and Exchange Commission (SEC) and the U.K. Financial Conduct Authority (FCA), respectively, and, for our stockholders outside of the U.S. and the European Union, similar documents filed with local securities regulators, where required. You should also read our Annual Report on Form 10-K, which includes a more comprehensive list of factors that could cause actual operational and financial results to differ from those expected. All documents required to be filed with the SEC and other regulators are available via the investor relations website at ir.ch2m.com and on the SEC’s website at www.sec.gov.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where You Can Find It

Jacobs will file a Registration Statement on Form S-4 that will include a proxy statement of CH2M that also constitutes a prospectus of Jacobs and other documents concerning the proposed transaction with the SEC. The definitive proxy statement/prospectus will be delivered to stockholders of CH2M.  INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Security holders may obtain a free copy of the definitive proxy statement/prospectus (when it is available) and other documents filed by CH2M and Jacobs with the SEC at the SEC’s website at www.sec.gov. The definitive proxy statement/prospectus and other documents may also be obtained for free by going to CH2M’S Investor Relations page on its corporate website at http://ir.ch2m.com or by contacting CH2M Investor Relations by telephone at (720) 286-2000 or by mail at 9191 South Jamaica Street, Englewood, Colorado 80112 or by contacting Jacobs Investor Relations by e-mail at investor.relations@jacobs.com, by telephone at (626) 578-3500 or by mail at 1999 Bryan Street, Suite 1200, Dallas, TX, 75201.

Participants in the Solicitation

CH2M, Jacobs, certain of their respective directors, executive officers, members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed “participants” in the solicitation of proxies in connection with the proposed transaction, and a description of their direct and indirect interests in the proposed transaction, which may differ from the interests of CH2M stockholders or Jacobs stockholders generally, will be set forth in the definitive proxy statement/prospectus when it is filed with the SEC. Information regarding CH2M’s directors and executive officers and their beneficial ownership of CH2M common stock is also set forth in CH2M’s annual proxy statement on Schedule 14A filed with the SEC on April 24, 2017, and is supplemented by other public filings made, and to be made, with the SEC by CH2M. This document is available free of charge at the SEC’s website at www.sec.gov or by going to CH2M’S Investor Relations page on its corporate website at http://ir.ch2m.com. Information concerning Jacobs’ directors and executive officers and their beneficial ownership of Jacobs common stock is set forth in Jacobs’ annual proxy statement on Schedule 14A filed with the SEC on December 9, 2016. This document is available free of charge at the SEC’s website at www.sec.gov or by going to Jacobs’ Investor Relations page on its corporate website at http://invest.jacobs.com/investors.